Exhibit 5

Donald W. Brodsky (713) 951-3341 dbrodsky@jenkens.com	Jenkens & Gilchrist a professional corporation 1401 McKinney Suite 2600 Houston, Texas 77010 (713) 951-3300 Facsimile (713) 951-3314 www.jenkens.com	Austin, Texas
(512) 499-3800

Chicago, Illinois
(312) 425-3900

Dallas, Texas
(214) 855-4500

Los Angeles, California
(310) 820-8800

Pasadena, California
(626) 578-7400

San Antonio, Texas
(210) 246-5000

Washington, D.C.
(202) 326-1500

December 6, 2005
Denbury Resources Inc.
5100 Tennyson Pkwy., Ste. 3000
Plano, Texas 75024
Ladies and Gentlemen:
     We have acted as securities counsel to Denbury Resources Inc., a Delaware corporation (“Denbury”), and the following subsidiaries of Denbury: Denbury Onshore, LLC, a Delaware limited liability company, Denbury Gathering & Marketing, Inc., a Delaware corporation, Denbury Operating Company, a Delaware corporation, Denbury Marine, L.L.C., a Louisiana limited liability company, and Tuscaloosa Royalty Fund LLC, a Delaware limited liability company (the “Subsidiary Guarantors”) in connection with the registration statement on Form S-3 (the “Registration Statement”) being filed by Denbury with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), which relates to ___% Senior Subordinated Notes due 2015 (the “Notes”) being offered pursuant to Rules 415 and 462(e) under the Act for an aggregate initial offering price not to exceed $150,000,000. Denbury’s payment obligations on the Notes will be jointly and severally guaranteed by the Subsidiary Guarantors (the “Guarantees”). The Notes are being issued pursuant to the Indenture (the “Indenture”) among Denbury, the Subsidiary Guarantors and JPMorgan Chase Bank, National Association (the “Trustee”), filed as Exhibit 4 to the Registration Statement.
     In connection with this opinion, we have examined and relied upon the accuracy of original, certified or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set out below, including (i) the Registration Statement and the preliminary prospectus included therein, (ii) the final prospectus, (iii) the form of the Notes, (iv) copies of resolutions of Denbury’s board of directors authorizing the issuance of the Notes and the filing of the Registration Statement, (v) copies of resolutions of the Subsidiary Guarantors authorizing the

Jenkens & Gilchrist
A PROFESSIONAL CORPORATION
Denbury Resources Inc.
December 6, 2005

Guarantees and the Registration Statement, (vi) the form of Indenture, and (vii) the Statement of Eligibility of Trustee on Form T-1. In addition, we have reviewed such questions of law as we have considered appropriate.
     In all such examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In addition, we have assumed, and without independent investigation have relied upon, the factual accuracy of the representations, warranties and other information contained in the items we examined.
     We have also assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will be automatically effective upon filing under the Act and comply with all applicable laws, (ii) the Notes, when issued, will be issued and sold in compliance with applicable federal and state securities laws and solely in the manner stated in the Registration Statement, (iii) the Indenture will be duly authorized by the Trustee and executed and delivered by the parties thereto in substantially the form reviewed by us or with changes that do not affect the opinions given hereunder; and (iv) the Trustee has the requisite power and authority to enter into and perform its obligations under the Indenture and the Indenture will constitute a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.
     Based upon the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that when (i) the Registration Statement has been filed with the Commission, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (iii) the Trustee has been duly qualified, (iv) the global note representing the Notes has been duly executed, authenticated, countersigned, registered, issued and delivered in accordance with the Indenture and the Underwriting Agreement, and (v) Denbury has received payment of the consideration provided to be paid for the Notes:
1.	the Notes will constitute binding obligations of Denbury; and

2.	the Guarantees will constitute binding obligations of the Subsidiary Guarantors as to the Notes in accordance with the terms of the Guarantees.
     The opinions set forth above are subject to the applicable effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws now or

Jenkens & Gilchrist
A PROFESSIONAL CORPORATION
Denbury Resources Inc.
December 6, 2005

hereafter in effect relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and the exercise of the discretionary power of any court or other authority before which may be brought any proceeding seeking equitable or other remedies. We express no opinion as to the sufficiency of the waivers of defenses by the Subsidiary Guarantors contained in the second paragraph of Section 11.01 of the Indenture governing the Notes.
     The foregoing opinion is limited to the laws of the State of New York, the laws of the United States of America and the Delaware General Corporation Law.
     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, this firm does not admit that it is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
     The opinions expressed herein are given as of the date hereof and we undertake no obligations to supplement this letter if any applicable law changes after such date or if we become aware of any facts that might change the opinions expressed herein after such date or for any other reason.

Respectfully submitted, Jenkens & Gilchrist, A Professional Corporation
By:	/s/ Donald W. Brodsky
Donald W. Brodsky